Exhibit 10.1

MICROBOT MEDICAL LTD.

5 HAMADA ST.

YOKNEAM 2069204 ISRAEL

November 18, 2016

Alpha Capital Anstalt

Lettstrasse 32

Vaduz, Liechtenstein 9490

Gentlemen:

Reference is made to that Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), made and entered into as of August 15, 2016 by and among StemCells, Inc., a Delaware corporation (“Parent”), C&RD Israel Ltd., an Israeli corporation and wholly-owned subsidiary of Parent, and Microbot Medical Ltd., a company organized under the laws of the State of Israel (the “Company”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement.

1. The Merger Agreement, among other things, provided for a closing condition (the “Closing Condition”) that the Company shall raise $4.0 million in equity (the “Private Placement”).

2. Pursuant to a letter agreement dated August 15, 2015, by and between the Company and Alpha Capital Anstalt (“Alpha” or “you”), among other things, Alpha agreed to fund the Private Placement at or prior to Closing.

3. The Company and Alpha have agreed to not consummate the Private Placement at or prior to Closing, in part due to the expected net proceeds from the post-Closing sale of certain intellectual property and related assets of Parent (the “Asset Sale”), and have further agreed to delay the consummation of the Private Placement until subsequent to the Closing, as hereinafter set forth.

4. Parent and the Company have agreed to waive the Closing Condition in reliance of the terms and conditions set forth in this Agreement.

5. Alpha agrees, by countersigning below, on or prior to December 31, 2016 (the “Funding Deadline”), to fund the Private Placement (i.e., proceeds of $4.0 million), at a pre-money valuation of US$34 million, provided, however, that in the event the Company receives cash proceeds from the Asset Sale prior to the Funding Deadline (the “Asset Sale Proceeds”), the amount Alpha is required to fund with respect to the Private Placement shall be reduced dollar-for-dollar by the amount so received from the Asset Sale. Furthermore, the amount Alpha is required to fund with respect to the Private Placement shall be increased dollar-for-dollar by the amount of Undisclosed Liabilities and any liabilities of Parent that may have resulted in the Net Cash to fall below zero based on the final Net Cash Schedule provided to the Company by Parent at the Closing. “Undisclosed Liabilities” means the expenses and other liabilities incurred by Parent (or the Company on behalf of Parent) with respect to pre-Closing or Closing matters that were not included in the determination of Net Cash for the Net Cash Schedule. By way of example, if on December 5, 2016, the Company receives cash proceeds from the Asset Sale of $2.8 million, Alpha would invest $1.2 million in the Private Placement, which would satisfy Alpha’s obligations with respect to the Private Placement. If, however, in addition to the $2.8 million in proceeds from the Asset Sale, the Company received invoices on or before December 31, 2016 for $200,000 with respect to an Undisclosed Liability and the Net Cash Schedule at Closing showed positive Net Cash of $100,000, then Alpha would invest $1.3 million in the Private Placement ($4,000,000 - $2,800,000 + (200,000 – 100,000)). The amount Alpha is obligated to fund in the Private Placement pursuant to this paragraph 5 is referred to as the “Modified Funding Amount”.

Notwithstanding the foregoing, Alpha shall have no obligation to fund the Modified Funding Amount if and only to the extent Parent, subsequent to the Effective Time, raises equity from other sources that, when combined with the Asset Sale Proceeds, aggregates at least $9.0 million (the “Threshold Amount”); provided that if Parent so raises less than $9.0 million, Alpha’s obligation to fund shall be the lesser of (i) the Modified Funding Amount and (ii) the difference between the Threshold Amount and the amount actually raised (when combined with the Asset Sale Proceeds); provided further that the Company may in its sole discretion waive at any time Alpha’s obligations hereunder to fund the Private Placement, in which case Alpha’s obligations hereunder shall be terminated and of no further force and effect. By way of examples, if the Asset Sale Proceeds are $2.7 million and the Modified Funding Amount is $1.3 million, and (a) Parent raises $1.0 million in a public at-the-market offering, Alpha shall be obligated to fund $1.3 million; (b) Parent raises $5.3 million in a public at-the-market offering, Alpha shall be obligated to fund $1.0 million; and (c) Parent raises $7.0 million in a public at-the-market offering, Alpha shall have no obligation to fund the Private Placement. Alpha and the Company shall enter into definitive transaction documents to memorialize Alpha’s investment into Parent of the Modified Funding Amount based on documents substantially similar to the Securities Exchange Agreement entered into by and between the parties as of the Effective Time.

6. Alpha’s obligations pursuant to this Agreement are subject to the following conditions being met:

a. the Closing of the Merger shall have occured; and

b. other conditions customary for a transaction of this type, including the absence of any material adverse change with respect to the Parent or the Company since the date hereof.

7. Upon the Closing, the Company covenants to maintain the registration of the common stock of the Parent under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act even if the Parent is not then subject to the reporting requirements of the Exchange Act.

8. No party hereto shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other party, except at and after Closing, the Company may assign any or all of its rights and obligations to Parent without the consent of Alpha. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. In the event of any litigation hereunder, each party hereto agrees to consent to the exclusive jurisdiction of the courts of the State of New York and of the United States located in the County of New York.

10. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of such parties regarding the subject matter of this Agreement.

11. It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy for any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the security or posting of any bond in connection with such remedies. This Agreement is not intended to, and does not, confer upon any other person any benefits, rights or remedies.

12. This Agreement may not be modified or amended in any manner without the prior written consent of all the parties hereto.

13. This Agreement may be executed and delivered in counterparts, which taken together shall constitute one instrument, and may be executed and delivered by facsimile and, as such, shall be treated as an original.

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Please sign where indicated below to confirm your agreement to all of the foregoing provisions.

Very truly yours,

MICROBOT MEDICAL LTD.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chairman and Chief Executive Officer

Agreed to and accepted this
18 day of November 2016:

ALPHA CAPITAL ANSTALT

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Director